FIFTH AMENDMENT

TO

AMENDED AND RESTATED NOTE PURCHASE AGREEMENT

This FIFTH AMENDMENT TO AMENDED AND RESTATED NOTE PURCHASE AGREEMENT (the “Amendment”), dated and effective as of November 30, 2012, by and between INTERLEUKIN GENETICS, INC., a Delaware corporation (the “Company”), and PYXIS INNOVATIONS INC., a Delaware corporation (“Pyxis”).

WHEREAS, the Company and Pyxis are parties to an Amended and Restated Note Purchase Agreement dated as of March 10, 2009 and amended on August 10, 2009, February 1, 2010, September 30, 2010 and June 29, 2012 (the “Agreement”), pursuant to which Pyxis extended the Company a credit facility (the “Credit Facility”) in an amount (following applicable adjustments) not to exceed Fourteen Million Three Hundred Sixteen Thousand Two Hundred Fifty-Five Dollars and No/100 ($14,316,255.00) on which the Company may draw down until June 30, 2012 (the “Credit Facility Termination Date”);

WHEREAS, Pyxis purchased, and the Company sold and issued to Pyxis, (i) a promissory note in the principal amount of Four Million Dollars and No/100 ($4,000,000.00) on June 10, 2008, (ii) a promissory note in the principal amount of One Million Dollars and No/100 ($1,000,000.00) on May 29, 2009, (iii) a promissory note in the principal amount of Two Million Dollars and No/100 ($2,000,000.00) on November 9, 2009, (iv) a promissory note in the principal amount of Two Million Dollars and No/100 ($2,000,000.00) on February 1, 2010, (v) a promissory note in the principal amount of Two Million Dollars and No/100 ($2,000,000.00) on September 30, 2010, (vi) a promissory note in the principal amount of Two Million Dollars and No/100 ($2,000,000.00) on November 9, 2011 and (vii) a promissory note in the principal amount of One Million Three Hundred and Sixteen Thousand Two Hundred and Fifty-Five Dollars and No/100 ($1,316,255.00) on April 13, 2012, all under the terms of the Credit Facility;

WHEREAS, the Company has requested that Pyxis extend the Maturity Date of all Notes issued pursuant to the Credit Facility, and Pyxis is willing to grant such extension;

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained in the Agreement and this Amendment, the parties hereto agree as follows:

1.	Capitalized terms herein which are not otherwise defined in this Amendment shall have the meanings given to them in the Agreement.

2.	The Maturity Date on which the principal amount of all Notes issued pursuant to the Credit Facility shall be payable shall be extended to March 31, 2014.

3.	Except as amended hereby, all of the terms and conditions of the Agreement shall remain in full force and effect.

4.	This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Fourth Amendment to Amended and Restated Note Purchase Agreement as of the date first written above.

INTERLEUKIN GENETICS, INC.

By:	/s/ Eliot M. Lurier
Name: Eliot M. Lurier
Title: Chief Financial Officer and Treasurer

PYXIS INNOVATIONS INC.

By:	/s/ David J. Tuit
Name: David J. Tuit
Title: Assistant Treasurer